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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Floating Rate Notes due 2021	€750,000,000	100.222%	$852,087,444

0.125% Notes due 2022	€1,000,000,000	99.873%	$1,132,160,328

0.750% Notes due 2026	€1,000,000,000	99.680%	$1,129,972,480

1.250% Notes due 2031	€750,000,000	99.360%	$844,758,720

Total	€3,500,000,000		$3,958,978,972	$479,828.25

(1)
Calculated in accordance with Rule 457(f) under the Securities Act of 1933, as amended, based upon a dollar/euro exchange rate of $1.1336/€1 as of February 25, 2019.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-214273

PROSPECTUS SUPPLEMENT
(To Prospectus Dated October 27, 2016)

€3,500,000,000

€750,000,000 Floating Rate Notes due 2021

€1,000,000,000 0.125% Notes due 2022

€1,000,000,000 0.750% Notes due 2026

€750,000,000 1.250% Notes due 2031

           We are offering €750,000,000 principal amount of Floating Rate Notes due 2021, which we refer to in this prospectus supplement as the "floating rate notes," €1,000,000,000 principal amount of 0.125% Notes due 2022, which we refer to in this prospectus supplement as the "2022 notes," €1,000,000,000 principal amount of 0.750% Notes due 2026, which we refer to in this prospectus supplement as the "2026 notes," and €750,000,000 principal amount of 1.250% Notes due 2031, which we refer to in this prospectus supplement as the "2031 notes." We collectively refer to the 2022 notes, the 2026 notes and the 2031 notes as the "fixed rate notes" and all of the series of notes offered hereby as the "notes."

           The floating rate notes will bear interest at a rate per annum, reset quarterly, equal to three-month EURIBOR (as defined) plus 0.200%. The 2022 notes will bear interest at a rate per annum of 0.125%. The 2026 notes will bear interest at a rate per annum of 0.750%. The 2031 notes will bear interest at a rate per annum of 1.250%. We will pay interest on the floating rate notes on March 8, June 8, September 8 and December 8 of each year, beginning on June 8, 2019. We will pay interest on the 2022 notes on September 22 of each year, beginning on September 22, 2019. We will pay interest on the 2026 notes on September 22 of each year, beginning on September 22, 2019. We will pay interest on the 2031 notes on March 8 of each year, beginning on March 8, 2020. The floating rate notes will mature on March 8, 2021. The 2022 notes will mature on September 22, 2022, the 2026 notes will mature on September 22, 2026 and the 2031 notes will mature on March 8, 2031. The floating rate notes may not be redeemed prior to maturity. We may redeem any series of the fixed rate notes at our option and at any time, either in whole or in part, at the applicable redemption price described in this prospectus supplement. In addition, any series of notes may be redeemed in whole but not in part, at any time at our option, in the event of certain developments affecting U.S. taxation. See "Description of Notes—Redemption for Tax Reasons." The notes will be our unsecured obligations and will rank equally with our unsecured senior indebtedness from time to time outstanding. The notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

           We intend to apply to list the notes on the New York Stock Exchange ("NYSE"), and we expect trading on the NYSE to begin within 30 days after the initial issuance of the notes.

           Investing in the notes involves risks. See "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and the risks described elsewhere in this prospectus supplement.

           None of the Securities and Exchange Commission, any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Floating Rate Note	Total	Per 2022 Note	Total	Per 2026 Note	Total	Per 2031 Note	Total

Public offering price	100.222%	€751,665,000	99.873%	€998,730,000	99.680%	€996,800,000	99.360%	€745,200,000

Underwriting discounts and commissions	0.125%	€937,500	0.250%	€2,500,000	0.400%	€4,000,000	0.500%	€3,750,000

Proceeds, before expenses, to The Coca-Cola Company	100.097%	€750,727,500	99.623%	€996,230,000	99.280%	€992,800,000	98.860%	€741,450,000

           The public offering prices set forth above do not include accrued interest, if any. Interest on the notes will accrue from March 8, 2019.

           The underwriters expect to deliver the notes to investors through the book-entry delivery system of Clearstream Banking, société anonyme ("Clearstream") and Euroclear Bank S.A./N.V. ("Euroclear") on or about March 8, 2019.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Deutsche Bank	HSBC
	RBC Capital Markets	Santander

Co-Managers

Mischler Financial Group, Inc.	Standard Chartered Bank

The date of this prospectus supplement is February 25, 2019.

S-i

        In this prospectus supplement, except as otherwise indicated or the context otherwise requires, the terms "Company," "we," "us" and "our" mean The Coca-Cola Company and all entities included in its consolidated financial statements.

        References herein to "$" and "dollars" are to the lawful currency of the United States. References to "€" and "euro" are to the lawful currency of the member states of the European Monetary Union (the "Member States") that have adopted the euro as their currency. The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States.

        IN CONNECTION WITH THIS OFFERING, MERRILL LYNCH INTERNATIONAL AS STABILIZING MANAGER (OR PERSONS ACTING ON ITS BEHALF) MAY OVER-ALLOT NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. THIS STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME AND WILL BE CARRIED OUT IN COMPLIANCE WITH ALL APPLICABLE LAWS AND RULES. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 CALENDAR DAYS AFTER THE ISSUE DATE OF THE NOTES AND NO LATER THAN 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE NOTES.

        The notes are offered globally for sale only in those jurisdictions where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See "Underwriting—Selling Restrictions."

PROHIBITION OF SALES TO EEA RETAIL INVESTORS

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Directive 2003/71/EC (as amended or superseded, the "Prospectus Directive"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive, and any offer of the notes in any member state of the European Economic Area is made pursuant to an exemption under the Prospectus Directive.

S-ii

 MIFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPS ONLY
TARGET MARKET

        Solely for the purposes of each manufacturer's product approval process, the target market assessment in respect of the notes has led to the conclusion that: (i) the target market for the notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the notes (a "distributor") should take into consideration the manufacturers' target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the notes (by either adopting or refining the manufacturer's target market assessment) and determining appropriate distribution channels.

S-iii

ABOUT THIS PROSPECTUS SUPPLEMENT

        We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement describes the specific details regarding this offering. Generally, when we refer to the "prospectus," we are referring to both documents combined. Additional information is incorporated by reference into this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

        You should rely only on the information contained or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus filed by us with the Securities and Exchange Commission (the "SEC"). We have not, and the underwriters have not, authorized anyone else to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause The Coca-Cola Company's actual results to differ materially from its historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; evolving consumer product and shopping preferences; increased competition; water scarcity and poor quality; increased demand for food products and decreased agricultural productivity; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; failure to comply with personal data protection laws; failure to digitize the Coca-Cola system, changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets; fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States or in one or more other major markets; an inability to realize the economic benefits we anticipate from our productivity and reinvestment program, or an inability to successfully manage its possible negative consequences; an inability to attract or retain a highly skilled workforce; increased cost, disruption of supply or shortage of energy or fuel; increased cost, disruption of supply or shortage of ingredients, other raw materials, packaging materials, aluminum cans and other containers; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; conducting business in markets with high-risk legal compliance environments; failure by our third-party service providers and business partners to

S-iv

satisfactorily fulfill their commitments and responsibilities; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change; damage to our brand image and corporate reputation from negative publicity, whether or not warranted, concerning product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; an inability to successfully manage our refranchising activities; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; global or regional catastrophic events; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only at the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

S-v

SUMMARY

        This summary highlights selected information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. You should read this summary together with the more detailed information appearing elsewhere in this prospectus supplement, as well as the information in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. You should carefully consider, among other things, the matters discussed in the sections titled "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

 Our Company

General

        The Coca-Cola Company is the world's largest nonalcoholic beverage company. We own or license and market more than 500 nonalcoholic beverage brands, which we group into the following category clusters: sparkling soft drinks; water, enhanced water and sports drinks; juice, dairy and plant-based beverages; tea and coffee; and energy drinks. We own and market four of the world's top five nonalcoholic sparkling soft drink brands: Coca-Cola, Diet Coke, Fanta and Sprite. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries and territories.

        We make our branded beverage products available to consumers throughout the world through our network of independent bottling partners, distributors, wholesalers and retailers as well as Company-owned or -controlled bottling and distribution operations—the world's largest beverage distribution system. Beverages bearing trademarks owned by or licensed to us account for more than 1.9 billion of the approximately 61 billion servings of all beverages consumed worldwide every day.

        We believe our success depends on our ability to connect with consumers by providing them with a wide variety of beverage options to meet their desires, needs and lifestyles. Our success further depends on the ability of our people to execute effectively, every day.

        Our objective is to use our Company's assets—our brands, financial strength, unrivaled distribution system, global reach, and the talent and strong commitment of our management and associates—to become more competitive and to accelerate growth in a manner that creates value for our shareowners.

        We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

        Our principal office is located at One Coca-Cola Plaza, Atlanta, Georgia 30313, and our telephone number at that address is (404) 676-2121. We maintain a website at www.coca-colacompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus supplement or the accompanying prospectus.

 The Offering

Issuer	The Coca-Cola Company.
Securities Offered	€750,000,000 principal amount of Floating Rate Notes due 2021.
€1,000,000,000 principal amount of 0.125% Notes due 2022.
€1,000,000,000 principal amount of 0.750% Notes due 2026.
€750,000,000 principal amount of 1.250% Notes due 2031.
Maturity Date	The floating rate notes: March 8, 2021 (the "Floating Rate Maturity Date").
The 2022 notes: September 22, 2022.
The 2026 notes: September 22, 2026.
The 2031 notes: March 8, 2031.
Interest Rate	The floating rate notes: three-month EURIBOR plus 0.200%, reset quarterly, payable quarterly in arrears.
The 2022 notes: 0.125% per annum, payable annually in arrears.
The 2026 notes: 0.750% per annum, payable annually in arrears.
The 2031 notes: 1.250% per annum, payable annually in arrears.
Minimum Interest Rate	The minimum interest rate on the floating rate notes shall be zero.
Interest Payment Dates	The floating rate notes: March 8, June 8, September 8 and December 8 of each year, commencing on June 8, 2019.
The 2022 notes: September 22 of each year, commencing on September 22, 2019.
The 2026 notes: September 22 of each year, commencing on September 22, 2019.
The 2031 notes: March 8 of each year, commencing on March 8, 2020.
Optional Redemption

The floating rate notes are not redeemable at our option except in connection with certain tax events. We may redeem any series of the fixed rate notes at our option and at any time, either as a whole or in part, at the applicable redemption price described under "Description of Notes—Optional Redemption."

Redemption for Tax Purposes

We may redeem all, but not part, of a series of the notes in the event of certain changes in the tax laws of the United States (or any taxing authority in the United States). This redemption would be at 100% of the principal amount, together with accrued and unpaid interest on the notes to the date fixed for redemption. See "Description of Notes—Redemption for Tax Reasons."

Ranking	The notes will be our unsecured obligations and will rank equally with our unsecured senior indebtedness from time to time outstanding.
Currency of Payment

All payments of principal and interest, including payments made upon any redemption of the notes, will be made in euro. If the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then Member States that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in United States dollars until the euro is again available to us or so used. See "Description of Notes—Issuance in Euro" and "Currency Conversion and Foreign Exchange Risks."

Additional Amounts

Subject to certain exceptions and limitations set forth herein, we will pay additional amounts as may be necessary to ensure that every net payment on a note to a holder who is not a United States person, after deduction or withholding by us or any of our paying agents for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any political subdivision or taxing authority of the United States, will not be less than the amount provided in such note to be then due and payable. See "Description of Notes—Payment of Additional Amounts."

Further Issues

We may, at any time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with any series of the notes in all respects (or in all respects other than the payment of interest accruing prior to the issue date of such further notes or except for, in some cases, the first payment of interest following the issue date of such further notes).

Book-Entry; Form and Denominations

The notes of each series will be issued only in registered, book-entry form. For the notes of each series, there will be one or more global notes deposited with a common depositary on behalf of Euroclear and Clearstream and registered in the name of the common depositary or its nominee. Except in the limited circumstances described under "Description of Notes—Book-Entry; Delivery and Form; Global Note," owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered to be holders of notes under the senior indenture (as defined below). The notes will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof.

Use of Proceeds	We expect to use the net proceeds from the offering for general corporate purposes. See "Use of Proceeds."
Listing

We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time.

Marketing and Selling Restrictions	The notes may be offered for sale in those jurisdictions where it is lawful to make such offers. See "Underwriting—Selling Restrictions."
Tax Considerations

You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See "U.S. Federal Income Tax Considerations."

Governing Law	The senior indenture is governed and the notes will be governed by the laws of the State of New York.
Trustee, Paying Agent, Transfer Agent and Registrar	Deutsche Bank Trust Company Americas.
Risk Factors

See "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018 and "Currency Conversion and Foreign Exchange Risks" below for a discussion of certain relevant factors you should carefully consider before deciding to invest in the notes.

SELECTED FINANCIAL DATA

	Year Ended December 31,
(In millions)	2018	2017	2016	2015	2014
SUMMARY OF OPERATIONS
Net operating revenues	$31,856	$35,410	$41,863	$44,294	$45,998
Cost of goods sold	11,770	13,255	16,465	17,482	17,889

Gross profit	20,086	22,155	25,398	26,812	28,109
Selling, general and administrative expenses	10,307	12,654	15,370	16,427	17,218
Other operating charges	1,079	1,902	1,371	1,657	1,183

Operating income	$8,700	$7,599	$8,657	$8,728	$9,708

Net income attributable to shareowners of The Coca-Cola Company	$6,434	$1,248	$6,527	$7,351	$7,098

BALANCE SHEET DATA
Cash, cash equivalents and short-term investments	$10,951	$15,358	$18,150	$15,631	$18,010
Marketable securities	5,013	5,317	4,051	4,269	3,665
Property, plant and equipment—net	8,232	8,203	10,635	12,571	14,633
Capital expenditures	1,347	1,675	2,262	2,553	2,406
Total assets	83,216	87,896	87,270	89,996	91,968
Loans and notes payable	13,194	13,205	12,498	13,129	19,130
Current maturities of long-term debt	4,997	3,298	3,527	2,676	3,550
Long-term debt	25,364	31,182	29,684	28,311	19,010
NET CASH PROVIDED BY OPERATING ACTIVITIES	$7,320	$6,930	$8,792	$10,528	$10,615

Certain prior year amounts have been reclassified to conform to the current year presentation.

CURRENCY CONVERSION AND FOREIGN EXCHANGE RISKS

        Investors will be required to pay for the notes in euro. If, however, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then Member States that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in U.S. dollars until the euro is again available to us or so used. The amount otherwise payable by us on any date in euro would be converted into U.S. dollars at a rate determined by us in good faith. If applicable laws or regulations of the Member States (including official pronouncements applying those laws or regulations) mandated, in our good faith determination, the use of a specific exchange rate for these purposes, we would apply the exchange rate so mandated. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the senior indenture governing the notes.

Foreign Exchange Risk

        An investment in notes which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the investor is resident or the currency in which the investor conducts its business or activities (the home currency) entails significant risks not associated with a similar investment in a security denominated in the home currency. These include the possibility of:

  •
  significant changes in rates of exchange between the home currency and the euro,

  •
  the imposition or modification of foreign exchange controls with respect to the euro, and

  •
  tax consequences for the purchaser as a result of any foreign exchange gains or losses resulting from an investment in the notes.

        In addition, if one or more Member States were to withdraw from the European Monetary Union and cease to use the euro as their currency, the value of the euro could be materially adversely affected.

        We have no control over a number of factors affecting this type of note, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their results. In recent years, rates of exchange for certain currencies, including the euro, have been highly volatile, and this volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative of fluctuations in the rate that may occur during the term of the notes. Depreciation of the euro against the home currency could result in a decrease in the effective yield of the notes below the interest rate and, in certain circumstances, could result in a loss to you on a home currency basis.

        The notes will be governed by New York law. Under New York law, a New York state court rendering a judgment on the notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the notes, investors would bear currency exchange risk until a New York state court judgment is entered, which could be a long time.

        In courts outside of New York, investors may not be able to obtain a judgment in a currency other than U.S. dollars. For example, a judgment for money in an action based on the notes in many other U.S. federal or state courts ordinarily would be enforced in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars will depend upon various factors, including which court renders the judgment.

        This description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. You should consult your own financial, tax and legal advisors as to the risks involved in an investment in the notes.

        As of 9:00 a.m. (New York time) on February 22, 2019, the euro/U.S. dollar rate of exchange as reported by Bloomberg was €1/U.S.$1.1336.

USE OF PROCEEDS

        We estimate that we will receive net proceeds from the offering of approximately €3,478,119,991 after deducting the underwriting discount and estimated expenses of the offering payable by us.

        We expect to use the net proceeds from the offering for general corporate purposes, which may include working capital, capital expenditures, acquisitions of or investments in businesses or assets, redemption and repayment of short-term or long-term borrowings (including the €1,500,000,000 principal amount of Floating Rate Notes due 2019 maturing on March 8, 2019 (the "2019 Floating Rate Notes")) and purchases of our common stock. Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

CAPITALIZATION

        The following table presents the capitalization of the Company and its consolidated subsidiaries at December 31, 2018 and as adjusted to give effect to this offering and the intended application of the estimated net proceeds of this offering as set forth in "Use of Proceeds." You should read the following information in conjunction with our consolidated financial statements and the notes to those financial statements and the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this prospectus supplement.

	At December 31, 2018
(In millions)	Actual	As Adjusted
Cash, cash equivalents and short-term investments:
Cash and cash equivalents	$8,926	$11,169
Short-term investments	2,025	2,025

Cash, cash equivalents and short-term investments	$10,951	$13,194

Debt, including current portion:
Loans and notes payable	$13,194	$13,194
Current portion of long-term debt	4,997	3,297
Notes outstanding	25,364	25,364
Notes offered hereby(1)	—	3,959

Total debt	$43,555	$45,814

Total debt less cash, cash equivalents and short-term investments	$32,604	$32,620

Total shareowners' equity	$19,058	$19,058

Total capitalization	$62,613	$64,872

(1)
The amount in the "As Adjusted" column is the dollar equivalent of the aggregate principal amount of the notes being offered (giving effect to the discount to the public of 0.127% with respect to the 2022 notes, 0.320% with respect to the 2026 notes and 0.640% with respect to the 2031 notes) based upon the euro/U.S. dollar rate of exchange of €1/U.S.$1.1336 as of 9:00 a.m. (New York time) on February 22, 2019, as reported by Bloomberg.

DESCRIPTION OF NOTES

        The following summary of the terms of the notes supplements the general description of debt securities contained in the accompanying prospectus. To the extent the following terms are inconsistent with the general description contained in the accompanying prospectus, the following terms replace such inconsistent terms. You should read both the accompanying prospectus and this prospectus supplement in their entirety.

General

        The floating rate notes:

  •
  will be in an aggregate initial principal amount of €750,000,000, subject to our ability to issue additional notes which may be of the same series as the floating rate notes as described under "—Further Issues";

  •
  will mature on March 8, 2021;

  •
  will bear interest at a floating rate per annum equal to three-month EURIBOR plus 0.200%, provided, however, that the minimum interest rate shall be zero;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will not be redeemable by us prior to maturity, except in the event that certain events occur involving United States taxation as described below under "Redemption for Tax Reasons"; and

  •
  will not be subject to any sinking fund.

        The 2022 notes:

  •
  will be in an aggregate initial principal amount of €1,000,000,000, subject to our ability to issue additional notes which may be of the same series as the 2022 notes as described under "—Further Issues";

  •
  will mature on September 22, 2022;

  •
  will bear interest at a rate of 0.125% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The 2026 notes:

  •
  will be in an aggregate initial principal amount of €1,000,000,000, subject to our ability to issue additional notes which may be of the same series as the 2026 notes as described under "—Further Issues";

  •
  will mature on September 22, 2026;

  •
  will bear interest at a rate of 0.750% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The 2031 notes:

  •
  will be in an aggregate initial principal amount of €750,000,000, subject to our ability to issue additional notes which may be of the same series as the 2031 notes as described under "—Further Issues";

  •
  will mature on March 8, 2031;

  •
  will bear interest at a rate of 1.250% per annum;

  •
  will be our senior debt, ranking equally with all our other present and future unsecured and unsubordinated indebtedness;

  •
  will be issued in minimum denominations of €100,000 and in integral multiples of €1,000 in excess thereof;

  •
  will be repaid at par at maturity;

  •
  will be redeemable by us at any time prior to maturity as described below under "—Optional Redemption"; and

  •
  will not be subject to any sinking fund.

        The notes offered by this prospectus supplement are senior debt securities issued under our senior indenture, dated April 26, 1988, as amended (the "senior indenture"), with Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee. The senior indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended.

        We will issue the notes in fully registered form only. We may issue definitive notes in the limited circumstances set forth in "—Book-Entry; Delivery and Form; Global Note—Certificated Notes" below. If we issue definitive notes, principal of and interest on such notes will be payable in the manner described below, the transfer of the notes will be registrable and the notes will be exchangeable for notes bearing identical terms and provisions, at the office of Deutsche Bank Trust Company Americas, the transfer agent and registrar for the notes, currently located at 60 Wall Street, 16th Floor NY, NY 10005. The paying agent will be Deutsche Bank Trust Company Americas. However, payment of interest, other than interest at maturity, or upon redemption, on such definitive notes may be made by check mailed to the address of the person entitled to the interest as it appears on the security register at the close of business on the regular record date corresponding to the relevant interest payment date. Notwithstanding the foregoing, (1) the depositary, as holder of the notes, or (2) a holder of more than €5 million in aggregate principal amount of notes in definitive form can require the paying agent to make payments of interest, other than interest due at maturity, or upon redemption, by wire transfer of immediately available funds into an account maintained by the holder in the United States by sending appropriate wire transfer instructions as long as the paying agent receives the instructions in writing not less than ten days prior to the applicable interest payment date. The principal and interest payable on such note at maturity, or upon redemption, will be paid by wire transfer of immediately available funds against presentation of a note at the office of the transfer agent and registrar.

        The senior indenture and the notes do not limit the amount of unsecured indebtedness that may be incurred or the amount of securities that may be issued by us. We may issue debt securities under the senior indenture in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also have the right to "re-open" a previous issue of a series of debt securities by issuing additional debt securities of such series.

        The defeasance provisions described in the accompanying prospectus under "Description of Debt Securities—Defeasance of the Indentures and Securities" and in Section 12.01(a) of the senior indenture will be applicable to the notes. Any funds or securities deposited pursuant to the defeasance provisions described therein may be euros or obligations issued or guaranteed by the German government. The defeasance provisions described in Section 12.01(b) of the senior indenture will not be applicable to the notes. The lien and sale and leaseback provisions described in the accompanying prospectus under "Description of Debt Securities—Restrictive Covenants" and in Sections 5.03 and 5.04 of the senior indenture will not be applicable to the notes.

Issuance in Euro

        Initial holders will be required to pay for the notes in euro, and all payments of interest and principal, including payments made upon any redemption of the notes, will be payable in euro. If, on or after the date of this prospectus supplement, the euro is unavailable to us due to the imposition of exchange controls or other circumstances beyond our control or if the euro is no longer being used by the then Member States that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the notes will be made in dollars until the euro is again available to us or so used. The amount otherwise payable by us on any date in euro would be converted into U.S. dollars at a rate determined by us in good faith. If applicable laws or regulations of the Member States (including official pronouncements applying those laws or regulations) mandated, in our good faith determination, the use of a specific exchange rate for these purposes, we would apply the exchange rate so mandated. Any payment in respect of the notes so made in U.S. dollars will not constitute an event of default under the notes or the senior indenture governing the notes. Neither the trustee nor the paying agent shall have any responsibility for any calculation or conversion in connection with the foregoing.

Interest on the Floating Rate Notes

        Interest on the floating rate notes will accrue from and including March 8, 2019 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the floating rate notes on each March 8, June 8, September 8 and December 8 of each year, with the first interest payment being made on June 8, 2019. We will make interest payments to the person in whose name the notes are registered at the close of business on the 15th calendar day (whether or not a business day) preceding the respective interest payment date.

        The per annum interest rate on the floating rate notes in effect for each day of a Floating Rate Interest Period (as defined below) will be equal to the Applicable EURIBOR Rate (as defined below)

plus 20 basis points (0.200%); provided, however, that the minimum interest rate shall be zero (the "Floating Interest Rate"). The Floating Interest Rate for each Floating Rate Interest Period will be set on March 8, June 8, September 8 and December 8 of each year, and will be set for the initial Floating Rate Interest Period on March 6, 2019 (each such date, a "Floating Rate Interest Reset Date"). The floating rate notes will bear interest at the applicable Floating Interest Rate until the principal on the floating rate notes is paid or made available for payment (the "Floating Rate Principal Payment Date"). If any Floating Rate Interest Reset Date (other than the initial Floating Rate Interest Reset Date occurring on June 8, 2019) and Floating Rate Interest Payment Date would otherwise be a day that is not a EURIBOR business day, such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the next succeeding EURIBOR business day, unless the next succeeding EURIBOR business day is in the next succeeding calendar month, in which case such Floating Rate Interest Reset Date and Floating Rate Interest Payment Date shall be the immediately preceding EURIBOR business day.

        "EURIBOR business day" means any day that is not a Saturday or Sunday and that, in the City of New York or the City of London, is not a day on which banking institutions are generally authorized or obligated by law to close, and is a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System, or any successor thereto, operates.

        "Floating Rate Interest Period" shall mean the period from and including a Floating Rate Interest Reset Date to but excluding the next succeeding Floating Rate Interest Reset Date and, in the case of the last such period, from and including the Floating Rate Interest Reset Date immediately preceding the Floating Rate Maturity Date or Floating Rate Principal Payment Date, as the case may be, to but not including the later of the Floating Rate Maturity Date or the Floating Rate Principal Payment Date, as the case may be. If the Floating Rate Principal Payment Date or Floating Rate Maturity Date is not a EURIBOR business day, then the principal amount of the floating rate notes plus accrued and unpaid interest thereon shall be paid on the next succeeding EURIBOR business day and no interest shall accrue for the Floating Rate Maturity Date, Floating Rate Principal Payment Date or any day thereafter.

        The "Applicable EURIBOR Rate" shall mean the rate determined in accordance with the following provisions:

          (1)   Two prior TARGET days (as defined below) on which dealings in deposits in euros are transacted in the euro-zone interbank market preceding each Floating Rate Interest Reset Date (each such date, an "Interest Determination Date"), Deutsche Bank AG, London Branch (the "Calculation Agent"), as agent for us, will determine the Applicable EURIBOR Rate which shall be the rate for deposits in euro having a maturity of three months commencing on the first day of the applicable interest period that appears on the Reuters Screen EURIBOR01 Page as of 11:00 a.m., Brussels time, on such Interest Determination Date. "Reuters Screen EURIBOR01 Page" means the display designated on page "EURIBOR01" on Reuters (or such other page as may replace the EURIBOR01 page on that service or any successor service for the purpose of displaying euro-zone interbank offered rates for euro-denominated deposits of major banks). If the Applicable EURIBOR Rate on such Interest Determination Date does not appear on the Reuters Screen EURIBOR01 Page, the Applicable EURIBOR Rate will be determined as described in (2) below. "Target day" means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer System is operating.

          (2)   With respect to an Interest Determination Date for which the Applicable EURIBOR Rate does not appear on the Reuters Screen EURIBOR01 Page as specified in (1) above, the Applicable EURIBOR Rate will be determined on the basis of the rates at which deposits in euro are offered by four major banks in the euro-zone interbank market selected by us (the "Reference Banks") at approximately 11:00 a.m., Brussels time, on such Interest Determination Date to prime banks in the euro-zone interbank market having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time. We will request the principal euro-zone office of each of such Reference Banks to provide a quotation of its rate. If at least two such quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of such quotations. If fewer than two quotations are provided, the Applicable EURIBOR Rate on such Interest Determination Date will be the arithmetic mean (rounded upwards) of the rates quoted by three major banks in the euro-zone selected by us at approximately 11:00 a.m., Brussels time, on such Interest Determination Date for loans in euro to leading European banks, having a maturity of three months, and in a principal amount equal to an amount of not less than €1,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks so selected as aforesaid by us are not quoting as mentioned in this sentence, the relevant Floating Interest Rate for the Floating Rate Interest Period commencing on the Floating Rate Interest Reset Date following such Interest Determination Date will be the Floating Interest Rate in effect on such Interest Determination Date (i.e., the same as the rate determined for the immediately preceding Floating Rate Interest Reset Date).

        The amount of interest for each day that the floating rate notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the Floating Interest Rate in effect for such day by 360 and multiplying the result by the principal amount of the floating rate notes (known as the "Actual/360" day count). The amount of interest to be paid on the floating rate notes for any Floating Rate Interest Period will be calculated by adding the Daily Interest Amounts for each day in such Floating Rate Interest Period.

        The Floating Interest Rate and amount of interest to be paid on the floating rate notes for each Floating Rate Interest Period will be determined by the Calculation Agent. The Calculation Agent will, upon the request of any holder of the floating rate notes, provide the interest rate at the time of the last interest payment date with respect to the floating rate notes. All calculations made by the Calculation Agent shall in the absence of manifest error be conclusive for all purposes and binding on us and the holders of the floating rate notes. So long as the Applicable EURIBOR Rate is required to be determined with respect to the floating rate notes, there will at all times be a Calculation Agent. In the event that any then acting Calculation Agent shall be unable or unwilling to act, or that such Calculation Agent shall fail duly to establish the Applicable EURIBOR Rate for any Interest Period, or that we propose to remove such Calculation Agent, we shall appoint ourselves or another person which is a bank, trust company, investment banking firm or other financial institution to act as the Calculation Agent.

Interest on the Fixed Rate Notes

        Interest on the fixed rate notes will accrue from and including March 8, 2019 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the 2022 notes annually on September 22 of each year, with the first interest payment being made on September 22, 2019. We will make interest payments on the 2026 notes annually on September 22 of each year, with the first interest payment being made on September 22, 2019. We will make interest payments on the 2031 notes annually on March 8 of each year, with the first interest payment being made on March 8, 2020. We will make interest payments to the person in whose name the notes are registered at the close of business on the business day immediately preceding the next interest payment date.

        If any interest payment date is not a business day, payment of interest will be made on the next day that is a business day and no interest will accrue as a result of such delayed payment on amounts payable from and after such interest payment date to the next succeeding business day. For the purposes of the notes, "business day" means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are authorized or obligated by law or executive order to close in the City of New York or London and on which the Trans-European Automated Real-time Gross Settlement Express Transfer system, or any successor thereto, operates. Interest on the notes will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last date on which interest was paid on the notes (or from March 8, 2019, if no interest has been paid on the notes), to but excluding the next scheduled interest payment date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association.

Optional Redemption

  Meaning of terms

        We may redeem any series of the fixed rate notes at our option as described below. See "—Our redemption rights." The following terms are relevant to the determination of the redemption prices of the notes:

        When we use the term "comparable government bond rate," we mean the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third business day prior to the date fixed for redemption, of the comparable government bond (as defined below) on the basis of the middle market price of the comparable government bond prevailing at 11:00 a.m. (London time) on such business day as determined by an independent investment bank selected by us.

        "comparable government bond" means, in relation to any comparable government bond rate calculation, at the discretion of an independent investment bank selected by us, the 1.75% German Bundesobligationen due July 4, 2022, in the case of the 2022 notes, the 0.00% German Bundesobligationen due August 15, 2026, in the case of the 2026 notes and the 0.25% German Bundesobligationen due February 15, 2029, in the case of the 2031 notes, or if such independent investment bank in its discretion determines that such bond is not in issue, such other German Bundesobligationen as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by us, determine to be appropriate for determining the comparable government bond rate.

        When we use the term "remaining scheduled payments," we mean, with respect to any note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

  Our redemption rights

        We may redeem any series of the fixed rate notes at our option and at any time, either as a whole or in part. If we elect to redeem a series of notes, we will pay a redemption price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest; and

  •
  the sum of the present values of the remaining scheduled payments, plus accrued and unpaid interest (excluding any portion of such payments of interest accrued as of the date of redemption).

        In determining the present value of the remaining scheduled payments, we will discount such payments to the redemption date on an annual basis (ACTUAL/ACTUAL (ICMA)) at the applicable comparable government bond rate, plus 10 basis points on the 2022 notes, 15 basis points on the 2026 notes and 20 basis points on the 2031 notes. A partial redemption of notes may be effected by such method as the paying agent shall deem fair and appropriate in accordance with Clearstream/Euroclear's applicable procedures and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for such notes or any integral multiple of €1,000 in excess thereof) of the principal amount of such notes of a denomination larger than the minimum authorized denomination for such notes.

        Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

        Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes or portions thereof called for redemption. Neither the trustee nor the paying agent shall be responsible for the calculation of the redemption price.

Payment of Additional Amounts

        We will, subject to the exceptions and limitations set forth below, pay as additional interest on the notes such additional amounts as are necessary in order that the net payment by us of the principal of and interest on the notes to a holder who is not a United States person (as defined below), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:

          (1)   to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder if the holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

            (a)   being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;

            (b)   having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the notes or the receipt of any payment or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;

            (c)   being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;

            (d)   being a controlled foreign corporation within the meaning of Section 957(a) of the Code related within the meaning of Code Section 864(d)(4) to the Company;

            (e)   being or having been a "10-percent shareholder" of the Company as defined in section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision;

            (f)    being subject to income tax withholding or backup withholding as of the date of the purchase by the holder or beneficial owner of the notes; or

            (g)   being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

          (2)   to any holder that is not the sole beneficial owner of the notes, or a portion of the notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of an additional amount had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

          (3)   to any tax, duty, levy, assessment or other governmental charge which would not have been imposed but for the presentation of the note or evidence of beneficial ownership thereof (where presentation is required) for payment on a date more than 30 days after the date on which such payment becomes due and payable or the date on which payment is duly provided for, whichever occurs later;

          (4)   to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of the notes, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from such tax, assessment or other governmental charge;

          (5)   to any inheritance, gift, estate, personal property, sales, transfer or similar tax, duty levy, assessment, or similar governmental charge;

          (6)   to any tax, duty, levy, assessment, or other governmental charge that is payable otherwise than by withholding from payments in respect of the notes;

          (7)   to any tax, duty, levy, assessment or governmental charge that would not have been imposed but for an election by the holder or beneficial owner of the notes, the effect of which is to make one or more payments in respect of the notes subject to United States federal income tax, state or local tax, or any other tax, duty, levy, assessment or other governmental charge;

          (8)   to any tax, duty, levy, assessment or governmental charge imposed under any of Sections 1471 through 1474 of the Code, any applicable United States Treasury Regulations promulgated thereunder, or any judicial or administrative interpretation of any of the foregoing; or

          (9)   to any combination of items (1), (2), (3), (4), (5), (6), (7), or (8) above.

        The notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the notes. Except as specifically provided under this heading "—Payment of Additional Amounts," we will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.

        If we are required to pay additional amounts with respect to the notes, we will notify the trustee and paying agent pursuant to an officers' certificate that specifies the additional amounts payable and when the additional amounts are payable. If the trustee and the paying agent do not receive such an officers' certificate from us, the trustee and paying agent may rely on the absence of such an officers' certificate in assuming that no such additional amounts are payable.

        As used under this heading "—Payment of Additional Amounts" and under the heading "—Redemption for Tax Reasons", the term "United States" means the United States of America, the states of the United States, and the District of Columbia, and the term "United States person" means any individual who is a citizen or resident of the United States for United States federal income tax purposes, a corporation, partnership or other entity created or organized in or under the laws of the United States, any state of the United States or the District of Columbia, or any estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Redemption for Tax Reasons

        If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this prospectus supplement, we become or, based upon a written opinion of independent counsel selected by us, will become obligated to pay additional amounts as described under the heading "—Payment of Additional Amounts" with respect to the notes, then we may at any time at our option redeem, in whole, but not in part, any series of notes on not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of their principal amount, together with accrued and unpaid interest on the notes to, but not including, the date fixed for redemption.

Further Issues

        We may from time to time, without notice to or the consent of the holders of the notes, create and issue further notes ranking equally with and having the same terms and conditions as the notes in all respects (other than the issue date, the price to the public, the payment of interest accruing prior to the issue date of such further notes and, in some cases, the first payment of interest following the issue date of such further notes). Such further notes may be consolidated and form a single series with the previously issued notes and have the same terms as to status, redemption or otherwise as the notes.

        Any further notes that are not fungible for U.S. federal income tax purposes with the originally issued notes will be issued under separate ISIN and CUSIP numbers.

Book-Entry; Delivery and Form; Global Note

        The notes will initially be represented by one or more fully registered global notes. Each such global note will be deposited with, or on behalf of, a common depositary and registered in the name of the nominee of the common depositary for the accounts of Clearstream and Euroclear. Except as set forth below, the global notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees. You may hold your interests in the global notes in Europe through Clearstream or Euroclear, either as a participant in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global notes on behalf of their respective participating organizations or customers through customers' securities accounts in Clearstream's or Euroclear's names on the books of their respective depositaries. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear.

        The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear Participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in euro, except as described under the headings "—Issuance in Euro" and "Currency Conversion and Foreign Exchange Risks."

        Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow the notes to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

        The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to an investor's interest in the notes held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

        Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify them or discontinue them at any time.

        Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the senior indenture, including for purposes of receiving any reports delivered by us or the trustee pursuant to the senior indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

        We have been advised by Clearstream and Euroclear, respectively, as follows:

Clearstream

        Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

        Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear

        Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash.

Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

        The Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, or the Euroclear Terms and Conditions, and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern:

  •
  transfers of securities and cash within Euroclear;

  •
  withdrawal of securities and cash from Euroclear; and

  •
  receipt of payments with respect to securities in Euroclear.

        All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding securities through Euroclear Participants.

        Distributions with respect to interests in the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Euroclear Terms and Conditions.

Clearance and Settlement Procedures

        We understand that investors that hold their notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Notes will be credited to the securities custody accounts of Clearstream and Euroclear Participants on the business day following the settlement date, for value on the settlement date. They will be credited either free of payment or against payment for value on the settlement date.

        We understand that secondary market trading between Clearstream and/or Euroclear Participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in registered form.

        You should be aware that investors will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream and Euroclear on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. United States investors who wish to transfer their interests in the notes, or to make or receive a payment or delivery of the notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.

        Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear Participants, as applicable, in accordance with the relevant system's rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the senior indenture on behalf of a Clearstream customer or Euroclear Participant only in accordance with its relevant rules and procedures.

        Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.

Certificated Notes

        If the depositary for any of the notes represented by a registered global note is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the registered global note that had been held by the depositary. Any notes issued in definitive form in exchange for a registered global note will be registered in the name or names that the depositary gives to the trustee or other relevant agent of the trustee. It is expected that the depositary's instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global note that had been held by the depositary. In addition, we may at any time determine that the notes shall no longer be represented by a global note and will issue notes in definitive form in exchange for such global note pursuant to the procedure described above.

Notices

        Notices to holders of the notes will be sent by mail to the registered holders, or otherwise in accordance with the procedures of the applicable depositary.

Governing Law

        New York law governs the senior indenture and will govern the notes, without regard to its conflicts of law principles that would result in the application of any law other than New York law.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a general discussion of U.S. federal income tax considerations of the purchase, ownership and disposition of the notes by an initial holder of the notes that acquires the notes pursuant to this offering at the initial sale price and holds the notes as capital assets for U.S. federal income tax purposes. This discussion is based upon the Code, the Treasury regulations promulgated thereunder (the "Treasury Regulations"), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as brokers, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, dealers, cooperatives, traders in securities or currencies who elect to apply a mark-to-market method of accounting, tax-exempt entities or qualified retirement plans, persons that are (or hold their notes through) partnerships or other pass-through entities, persons subject to special tax accounting rules, certain U.S. expatriates, persons who acquire the notes in connection with employment or other performance of services, persons deemed to sell the notes under the constructive sale provisions of the Code and persons that hold the notes as part of a straddle, hedge, conversion transaction or other integrated transaction. Furthermore, this discussion does not address the consequences of the alternative minimum tax, of the Medicare contribution tax on net investment income, or of any state, local, foreign, or non-U.S. income tax (such as the U.S. federal gift or estate tax). This discussion also does not address tax considerations for U.S. holders (as defined below) whose "functional currency" is not the U.S. dollar. This discussion is not intended to constitute a complete analysis of all tax considerations of the purchase, ownership and disposition of the notes. No ruling from the Internal Revenue Service ("IRS") has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those set forth below. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences to them in their particular circumstances.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of a note that, for U.S. federal income tax purposes, is (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, any state or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary control over its administration and one or more U.S. persons, within the meaning of Section 7701(a)(30) of the Code, have the authority to control all substantial decisions of such trust; or (B) the trust has made a valid election under the applicable Treasury Regulations to be treated as a U.S. person. For purposes of this discussion, the term "non-U.S. holder" means a beneficial owner of a note (other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) beneficially owns the notes, the U.S. federal income tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND ANY OTHER TAX CONSIDERATIONS TO IT OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES.

Considerations for U.S. Holders

  Interest

        Interest on the notes (and any additional amounts) will generally be taxable to a U.S. holder as ordinary interest income at the time it is paid or accrued in accordance with such U.S. holder's method of accounting for U.S. federal income tax purposes.

        A U.S. holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on a note based on the spot rate of exchange on the date of receipt (regardless of whether the payment is in fact converted to U.S. dollars at that time). No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received, see "—Transaction in Euros," below).

        A U.S. holder that uses the accrual method of tax accounting will accrue interest income on a note in euros and translate the amount accrued into U.S. dollars based on:

  •
  the average exchange rate in effect during the interest accrual period, or portion thereof, within such U.S. holder's taxable year; or

  •
  at such U.S. holder's election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period. Such election must be applied consistently by the U.S. holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

        A U.S. holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment equal to the difference between (i) the value of the euros received as interest, as translated into U.S. dollars using the spot rate of exchange on the date of receipt and (ii) the U.S. dollar amount previously included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the notes.

  Certain Additional Payments

        There are circumstances in which we might be required to make additional payments on a note, for instance, as described under "Description of Notes—Payment of Additional Amounts." We intend to take the position that the possibility of such payments does not result in the notes being treated as nonfunctional currency contingent payment debt instruments under the applicable Treasury Regulations. Our position is not binding on the IRS. If the IRS takes a position contrary to that described above with respect to a series of notes, a U.S. holder may be required to accrue interest income based upon a "comparable yield" (as defined in the Treasury Regulations) determined at the time of issuance of the notes in such series (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange or other taxable disposition of the notes in such series would be treated as ordinary income rather than as capital gain. U.S. holders should consult their tax advisors regarding their particular tax consequences if the notes in any series were treated as nonfunctional currency contingent payment debt instruments. The discussion herein assumes that the notes in each series will not be treated as nonfunctional currency contingent payment debt instruments.

  Disposition of the Notes

        Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a "Disposition"), except as noted below with respect to foreign currency exchange gain or loss, a U.S. holder generally will recognize capital gain or loss equal to the difference between the amount realized by such U.S. holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such U.S. holder's adjusted tax basis in the note. Subject to the discussion below, the adjusted tax basis of a note to a U.S. holder will generally be the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase (decreased by any payments other than stated interest received on the note), and the amount realized by a U.S. holder upon the Disposition of a note will generally be the U.S. dollar value of the euros received calculated at the spot rate of exchange on the date of Disposition.

        If the notes are traded on an established securities market, a U.S. holder that uses the cash method of tax accounting, and if it so elects, a U.S. holder that uses the accrual method of tax accounting, will determine the U.S. dollar values of its adjusted tax bases in the note and the amount realized on the Disposition of a note by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis U.S. holders discussed above must be applied consistently by the U.S. holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

        Any capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for the notes exceeds one year on the date of Disposition. Long-term capital gains recognized by individuals and certain other non-corporate U.S. holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

        Gain or loss recognized by a U.S. holder on a Disposition of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to U.S. dollar exchange rate during the period in which the U.S. holder held such note. Such foreign currency exchange gain or loss will equal the difference between the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a note.

  Transaction in Euros

        Euros received as interest on, or on a Disposition of, a note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time such proceeds from Disposition are received. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. holder's adjusted tax basis in such euros. As discussed above, if the notes are traded on an established securities market, a cash basis U.S. holder (or an electing accrual basis U.S. holder) will determine the U.S. dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the purchase or the Disposition. A U.S. holder that purchases a note with previously owned euros will generally recognize gain or loss in an amount equal to the difference, if any, between such U.S. holder's adjusted tax basis in such euros and the U.S. dollar fair market value of such note on the date of purchase.

        Any such gain or loss generally will be ordinary income or loss and will not be treated as interest income or expense. The conversion of U.S. dollars to euros and the immediate use of such euros to purchase a note generally will not result in any exchange gain or loss for a U.S. holder.

  Reportable Transaction Reporting

        Under applicable Treasury Regulations, a U.S. holder who participates in a "reportable transaction" (as defined in the Treasury Regulations) must attach to its United States federal income tax return a disclosure statement on IRS Form 8886. Under the relevant rules, a loss from a foreign currency transaction is a reportable transaction if the gross amount of the loss is at least $50,000 in a single tax year for an individuals or trust, whether or not the loss flows through from an S corporation or partnership. U.S. holders should consult their tax advisors to determine the tax reporting obligations, if any, including any requirement to file IRS Form 8886, with respect to the ownership or Disposition of the notes or any related transaction such as the disposition of any euros received in respect of the notes.

Considerations for Non-U.S. Holders

  Interest

        A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax, subject to the discussions of backup withholding and the Foreign Account Tax Compliance Act below, on payments of interest on the notes, provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment of the non-U.S. holder within the United States) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly, indirectly or constructively through stock ownership, (C) is not a bank receiving certain types of interest and (D) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides its name and address, and certifies on an IRS Form W-8BEN (or appropriate substitute form), in the case of individuals, or Form W-BEN-E (or appropriate substitute form), in the case of entities , under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY (or appropriate substitute form), under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

        If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment of the non-U.S. holder within the United States) but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate or a lower applicable tax treaty rate).

        If interest on the notes is effectively connected with the conduct of a trade or business within the United States by a non-U.S. holder (or, if certain tax treaties apply, is attributable to a permanent establishment of the non-U.S. holder within the United States), then the non-U.S. holder generally will be subject to U.S. federal income tax on such interest on a net income basis and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable tax treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to claim an exemption from U.S. federal withholding tax.

  Disposition of the Notes

        A non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized on the Disposition of the notes unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, is attributable to a permanent establishment of the non-U.S. holder within the United States), or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied. If the exception under (i) applies, the non-U.S. holder generally will be subject to U.S. federal income tax on a net income basis unless an applicable tax treaty provides otherwise, and if such holder is a corporation, it may be subject to the branch profits tax (currently imposed at a rate of 30% or a lower applicable tax treaty rate). Accrued and unpaid interest realized on a Disposition will be subject to U.S. federal income tax to the extent interest would have been subject to U.S. federal income tax as described under "—Considerations for Non-U.S. Holders—Interest." If the exception under (ii) applies, the non-U.S. holder generally will be subject to tax equal to 30% on the gain realized except as provided under an applicable tax treaty.

  Information Reporting and Backup Withholding

        A non-U.S. holder generally will be required to comply with certain certification procedures (generally similar to those discussed above) to establish that such holder is not a U.S. person to avoid backup withholding with respect to payments on, or the proceeds of a Disposition of, the notes. In addition, we must report annually to the IRS and to each non-U.S. holder the amount of any interest paid to such non-U.S. holder regardless of whether any tax was actually withheld. Backup withholding is not an additional tax. Copies of the information returns reporting the amount of interest paid to the non-U.S. holder and the amount of any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a non-U.S. holder's U.S. federal income tax liability, provided the required information is correctly and timely provided to the IRS.

  Foreign Account Tax Compliance Act

        Sections 1471 through 1474 of the Code, together with the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the "Foreign Account Tax Compliance Act," generally impose withholding at a rate of 30% in certain circumstances on interest payable on the notes held by or through certain financial institutions (including investment funds), unless such institution (y) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (z) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (y) certifies that such entity does not have any "substantial United States owners" or (z) provides certain information regarding the entity's "substantial United States owners," which we will in turn provide to the U.S. Department of the Treasury. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in the notes.

EUROPEAN UNION DIRECTIVE ON ADMINISTRATIVE COOPERATION AND PROPOSED
FINANCIAL TRANSACTIONS TAX

EU Directive on Administrative Cooperation in the Field of Taxation

        European Council Directive 2011/16/EU on administrative cooperation in the field of taxation (commonly referred to as the "Directive on Administrative Cooperation" or the "DAC1") has been amended a number of times. European Council Directive 2014/107/EU amending Directive 2011/16/EU as regards mandatory automatic exchange of information in the field of taxation (commonly referred as "DAC2") introduced in the European Union (the "EU") the Organization for Economic Co-operation and Development's July 2014 Common Reporting Standard ("CRS") on the automatic exchange of financial account information. The DAC2 requires Member States to apply new measures on mandatory automatic exchange of information on financial accounts with effect from January 1, 2016. The CRS covers not only interest income, but also dividends and other types of capital income, and the annual balance of the accounts producing such items of income.

        The CRS has also been implemented outside of the EU with over 100 jurisdictions having committed to exchanging information with each other under the CRS. In October 2018, 104 jurisdictions signed the multilateral competent authority agreement on automatic exchange of financial account information among which 53 intended to first exchange in 2017, 47 intended to first exchange in 2018, one intended to first exchange in 2019 and three intended to first exchange in 2020.

The Proposed Financial Transactions Tax ("FTT")

        On February 14, 2013, the European Commission published a proposal (the "Commission's Proposal") for a Directive for a common FTT in Belgium, Germany, Estonia, Greece, Spain, France, Italy, Austria, Portugal, Slovenia and Slovakia (the "participating Member States"). The Commission's Proposal has very broad scope and could, if introduced, apply to certain dealings in the notes (including secondary market transactions) in certain circumstances. The issuance and subscription of notes should, however, be exempt. Under the Commission's Proposal the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the notes where at least one party is a financial institution, and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, "established" in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.

        On March 16, 2016, Estonia formally withdrew from enhanced cooperation on FTT leaving ten remaining participating Member States. On June 3, 2016 the European Council issued a state of play note on the FTT which stated that further work at the European Council and its preparatory bodies will be required. The FTT proposal (including whether or not it comes into force as proposed or at all) remains subject to negotiation between the participating Member States and the scope of any such tax is uncertain. Additional EU Member States may decide to participate.

        Prospective holders of the notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters named below have severally agreed to purchase from us the following respective principal amounts of notes listed opposite their name below at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement:

Underwriters	Principal Amount of 2021 Notes	Principal Amount of 2022 Notes	Principal Amount of 2026 Notes	Principal Amount of 2031 Notes
Barclays Bank PLC	€165,000,000	€220,000,000	€220,000,000	€165,000,000
Merrill Lynch International	€165,000,000	€220,000,000	€220,000,000	€165,000,000
Deutsche Bank AG, London Branch	€165,000,000	€220,000,000	€220,000,000	€165,000,000
HSBC Bank plc	€165,000,000	€220,000,000	€220,000,000	€165,000,000
RBC Europe Limited	€33,750,000	€45,000,000	€45,000,000	€33,750,000
Banco Santander, S.A.	€33,750,000	€45,000,000	€45,000,000	€33,750,000
Mischler Financial Group, Inc.	€11,250,000	€15,000,000	€15,000,000	€11,250,000
Standard Chartered Bank	€11,250,000	€15,000,000	€15,000,000	€11,250,000

Total	€750,000,000	€1,000,000,000	€1,000,000,000	€750,000,000

        The underwriting agreement provides that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        We have been advised by the underwriters that the underwriters propose to offer the notes to the public at the public offering prices set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of 0.075% of the principal amount of the floating rate notes, not in excess of 0.150% of the principal amount of the 2022 notes, not in excess of 0.250% of the principal amount of the 2026 notes and not in excess of 0.300% of the principal amount of the 2031 notes. The underwriters may allow, and these dealers may re-allow, a concession of not in excess of 0.050% of the principal amount of the floating rate notes, not in excess of 0.100% of the 2022 notes, not in excess of 0.150% of the 2026 notes and not in excess of 0.200% of the 2031 notes. After the notes' initial public offering, the underwriters may change the offering prices and other selling terms.

        We estimate that the total expenses of this offering to us, excluding the underwriting discounts and commissions, will be approximately $3.5 million.

        We have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

        Each of the notes is a new issue of securities with no established trading market. We intend to apply to list the notes on the New York Stock Exchange. The listing application will be subject to approval by the New York Stock Exchange. We currently expect trading in the notes on the NYSE to begin within 30 days after the original issue date. If such a listing is obtained, we have no obligation to maintain such listing, and we may delist the notes at any time. The underwriters are under no obligation to make a market in any series of notes and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for any series of notes or that an active public market for any series of notes will develop. If an active public trading market for a series of notes does not develop, the market price and liquidity of that series of notes may be adversely affected. If the notes of any series are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

        In connection with the issuance of the notes, Merrill Lynch International, as stabilizing manager (or persons acting on its behalf), may over-allot notes or effect transactions with a view to supporting the price of the notes at a level higher than that which might otherwise prevail. However, there is no assurance that the stabilizing manager (or persons acting on its behalf) will undertake stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the final terms of the offer of the notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 calendar days after the issuance date of the notes and 60 calendar days after the date of the allotment of the notes. Such stabilization shall be conducted in accordance with all applicable laws and rules. Any loss or profit sustained as a consequence of any such over-allotment or stabilization shall be for the account of the stabilizing manager.

        The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the stabilizing manager has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

        Any of these activities may have the effect of preventing or slowing a decline in the market prices of the notes. Additionally, these transactions, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise.

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, corporate trust and brokerage activities. The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their respective affiliates may from time to time engage in transactions with and perform services for us in the ordinary course of their business. In addition, in the ordinary course of their business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates, including the 2019 Floating Rate Notes. If we use any of the proceeds from this offering to repurchase the 2019 Floating Rate Notes or to repay other indebtedness, certain of the underwriters and/or their respective affiliates therefore may receive net proceeds from this offering. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        Other than the United States, to the best of our knowledge, no action has been taken by us or the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

        Sales of notes in the United States by any underwriter that is not a broker-dealer registered with the SEC will be made only through one or more SEC-registered broker-dealers in compliance with applicable securities laws and the rules of the Financial Industry Regulatory Authority, Inc.

  Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts ("NI 33-105"), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  Prohibition of Sales to EEA Retail Investors

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes:

          (a)   The expression "retail investor" means a person who is one (or more) of the following:

    (i)
    a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or

    (ii)
    a customer within the meaning of Directive 2002/92/EC (as amended or superseded, the "Insurance Mediation Directive") where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

    (ii)
    not a qualified investor as defined in Directive 2003/71/EC (as amended or superseded, the "Prospectus Directive"); and

          (b)   the expression "offer" includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes.

  United Kingdom

        In the United Kingdom, this prospectus supplement is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (e) of the Order (all such persons together being referred to as "relevant persons"). This prospectus supplement must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

        Each underwriter has represented, warranted and agreed that:

  •
  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (the "FSMA") received by it in connection with the issue or sale of any notes included in this offering in circumstances in which Section 21(1) of the FSMA does not apply to us; and

  •
  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes included in this offering in, from or otherwise involving the United Kingdom.

  Hong Kong

        The notes may not be offered or sold by means of any document other than (i) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong) or which do not constitute an offer to the public within the meaning of that Ordinance, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

  Japan

        The Securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948), as amended (the "FIEA"). Accordingly, each underwriter has agreed that it will be required to represent and agree, that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organised under the laws of Japan) or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident in Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, FIEA and other relevant laws and regulations of Japan.

  Singapore

        This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA")) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation's securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore ("Regulation 32").

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

        Singapore Securities and Futures Act Product Classification:

        Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

  Korea

        The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA"), and the notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold or delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). Furthermore, the purchaser of the notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes.

 LEGAL OPINIONS

        The validity of the notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for the underwriters by Alston & Bird LLP, Atlanta, Georgia. Alston & Bird LLP from time to time serves as our counsel.

PROSPECTUS

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS

        We may offer, issue and sell from time to time, together or separately:

  •
  debt securities;

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  warrants to purchase debt or equity securities;

  •
  depositary shares; and

  •
  purchase contracts.

        In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock. We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision. Our common stock is listed on the New York Stock Exchange under the trading symbol "KO." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

        You should carefully read and consider the risk factors incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015, and any subsequent periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 27, 2016.

        We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

        In this prospectus, except as otherwise indicated or the context otherwise requires, the terms "Company," "we," "us" and "our" mean The Coca-Cola Company and all entities included in our consolidated financial statements.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the "SEC," using a "shelf" registration process. Under this shelf process, we may, from time to time, sell:

  •
  debt securities, which may be senior or subordinated and may be convertible;

  •
  shares of our common stock;

  •
  shares of our preferred stock;

  •
  warrants to purchase debt or equity securities;

  •
  depositary shares; and

  •
  purchase contracts,

either separately or in units, in one or more offerings. This prospectus provides you with a general description of those securities. In addition, selling stockholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock. Each time we or selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described herein under the heading "Where You Can Find More Information."

WHERE YOU CAN FIND MORE INFORMATION

        You may obtain from the SEC, through the SEC's website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement on Form S-3, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov and on our corporate website at http://www.coca-colacompany.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.

        We "incorporate by reference" into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.

        We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the "Exchange Act," after the date of this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus (other than, in each case, documents or information deemed to have been furnished and not "filed" in accordance with SEC rules):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2015 (filed on February 25, 2016);

  •
  our Quarterly Reports on Form 10-Q for the quarter ended April 1, 2016 (filed on April 28, 2016), the quarter ended July 1, 2016 (filed on July 28, 2016) and the quarter ended September 30, 2016 (filed on October 27, 2016);

  •
  our Current Reports on Form 8-K filed on February 17, 2016, April 27, 2016, May 31, 2016, September 1, 2016, September 2, 2016, September 26, 2016 and October 27, 2016;

  •
  the portions of our Definitive Proxy Statement on Schedule 14A, filed on March 10, 2016, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2015; and

  •
  the descriptions of the common stock set forth in our registration statements filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

        You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address: Office of the Secretary, The Coca-Cola Company, One Coca-Cola Plaza, Atlanta, Georgia 30313; telephone: (404) 676-2121.

        You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute "forward-looking statements" as defined under U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. These risks include, but are not limited to, obesity concerns; water scarcity and poor quality; evolving consumer preferences; increased competition and capabilities in the marketplace; product safety and quality concerns; perceived negative health consequences of certain ingredients, such as non-nutritive sweeteners and biotechnology-derived substances, and of other substances present in our beverage products or packaging materials; an inability to be successful in our innovation activities; increased demand for food products and decreased agricultural productivity; changes in the retail landscape or the loss of key retail or foodservice customers; an inability to expand operations in emerging and developing markets;

fluctuations in foreign currency exchange rates; interest rate increases; an inability to maintain good relationships with our bottling partners; a deterioration in our bottling partners' financial condition; increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters; increased or new indirect taxes in the United States or in one or more other major markets; increased cost, disruption of supply or shortage of energy or fuels; increased cost, disruption of supply or shortage of ingredients, other raw materials or packaging materials; changes in laws and regulations relating to beverage containers and packaging; significant additional labeling or warning requirements or limitations on the marketing or sale of our products; an inability to protect our information systems against service interruption, misappropriation of data or breaches of security; unfavorable general economic conditions in the United States; unfavorable economic and political conditions in international markets; litigation or legal proceedings; failure to adequately protect, or disputes relating to, trademarks, formulae and other intellectual property rights; adverse weather conditions; climate change; damage to our brand image and corporate reputation from negative publicity, even if unwarranted, related to product safety or quality, human and workplace rights, obesity or other issues; changes in, or failure to comply with, the laws and regulations applicable to our products or our business operations; changes in accounting standards; an inability to achieve our overall long-term growth objectives; deterioration of global credit market conditions; default by or failure of one or more of our counterparty financial institutions; an inability to timely implement our previously announced actions to reinvigorate growth, or to realize the economic benefits we anticipate from these actions; failure to realize a significant portion of the anticipated benefits of our strategic relationship with Monster Beverage Corporation; an inability to renew collective bargaining agreements on satisfactory terms, or we or our bottling partners experience strikes, work stoppages or labor unrest; future impairment charges; multi-employer plan withdrawal liabilities in the future; an inability to successfully integrate and manage our Company-owned or -controlled bottling operations; an inability to successfully manage our refranchising activities; an inability to successfully manage the possible negative consequences of our productivity initiatives; an inability to attract or retain a highly skilled workforce; global or regional catastrophic events; and other risks discussed in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2015 and our subsequently filed Quarterly Reports on Form 10-Q, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any forward-looking statements.

 OUR COMPANY

        The Coca-Cola Company is the world's largest beverage company. We own or license and market more than 500 nonalcoholic beverage brands, primarily sparkling beverages but also a variety of still beverages such as waters, enhanced waters, juices and juice drinks, ready-to-drink teas and coffees, and energy and sports drinks. We own and market four of the world's top five nonalcoholic sparkling beverage brands: Coca-Cola, Diet Coke, Fanta and Sprite. Finished beverage products bearing our trademarks, sold in the United States since 1886, are now sold in more than 200 countries.

        We make our branded beverage products available to consumers throughout the world through our network of Company-owned or -controlled bottling and distribution operations as well as independent bottling partners, distributors, wholesalers and retailers—the world's largest beverage distribution system. Beverages bearing trademarks owned by or licensed to us account for more than 1.9 billion of the approximately 58 billion servings of all beverages consumed worldwide every day.

        We believe our success depends on our ability to connect with consumers by providing them with a wide variety of options to meet their desires, needs and lifestyles. Our success further depends on the ability of our people to execute effectively, every day.

        Our goal is to use our Company's assets—our brands, financial strength, unrivaled distribution system, global reach, and the talent and strong commitment of our management and associates—to become more competitive and to accelerate growth in a manner that creates value for our shareowners.

        We were incorporated in September 1919 under the laws of the State of Delaware and succeeded to the business of a Georgia corporation with the same name that had been organized in 1892.

        Our principal office is located at One Coca-Cola Plaza, Atlanta, Georgia 30313, and our telephone number at that address is (404) 676-2121. We maintain a website at www.coca-colacompany.com where general information about us is available. We are not incorporating the contents of the website into this prospectus.

 USE OF PROCEEDS

        Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities by us will be used for general corporate purposes, including:

  •
  working capital;

  •
  capital expenditures;

  •
  acquisitions of or investments in businesses or assets;

  •
  redemption and repayment of short-term or long-term borrowings; and

  •
  purchases of our common stock.

        Pending application of the net proceeds, we may temporarily invest the net proceeds in short-term marketable securities.

        We will not receive any proceeds from the sale of securities by selling stockholders.

RATIO OF EARNINGS TO FIXED CHARGES

        Our ratios of earnings to fixed charges for the five fiscal years ended December 31, 2015 and for the nine months ended September 30, 2016 are set forth below:

	Year Ended December 31,
Nine Months Ended September 30, 2016
	2015	2014	2013	2012	2011
14.3x	11.2x	16.7x	21.4x	24.4x	23.2x

        We computed ratios of earnings to fixed charges on a total enterprise basis by dividing income from continuing operations before income taxes and changes in accounting principles (excluding undistributed equity earnings) and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges consist of gross interest incurred and the interest portion of rental expense.

        As of September 30, 2016, we were contingently liable for guarantees of indebtedness owed by third parties, including certain variable interest entities, in the amount of $550 million. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios, as the amounts are immaterial and, in the opinion of management, it is not probable that we will be required to satisfy the guarantees. The interest amount in the above table does not include interest expense associated with unrecognized tax benefits.

DESCRIPTION OF DEBT SECURITIES

        This section describes the general terms and provisions of the debt securities. The applicable prospectus supplement will describe the specific terms of the debt securities offered by that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

        Any debt securities will be either our senior unsecured obligations issued in one or more series, which we refer to as the "senior debt securities," or our subordinated unsecured obligations issued in one or more series, which we refer to as the "subordinated debt securities." We will issue the senior debt securities under an amended and restated indenture between us and Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, as trustee, dated as of April 26, 1988, as amended, which we refer to as the "senior indenture." We will issue the subordinated debt securities under an indenture to be entered into between us and Deutsche Bank Trust Company Americas, as trustee, which we refer to as the "subordinated indenture." We refer to the senior indenture and the subordinated indenture, collectively, as the "indentures." As used in this prospectus, "debt securities" means the debentures, notes, bonds and other evidences of indebtedness that we issue and the trustee authenticates and delivers under the indentures. The indentures and all debt securities issued under the indentures will be governed by and construed in accordance with the laws of the State of New York. Additionally, the indentures are subject to the provisions of the Trust Indenture Act of 1939, as amended.

        We have summarized selected terms and provisions of the indentures in this section. We have also incorporated by reference the indentures as exhibits to the registration statement of which this prospectus forms a part. You should read the indentures for additional information before you buy any debt securities. See "Where You Can Find More Information" for information on how to obtain copies of the indentures. The summary that follows includes references to section numbers of the indentures (as supplemented by the first supplemental indenture to the senior indenture, dated as of February 24, 1992, and the second supplemental indenture to the senior indenture, dated as of November 1, 2007, in some instances) so that you can more easily locate these provisions. Unless otherwise indicated, section references are the same for the senior indenture and the subordinated indenture. Capitalized terms used but not defined in this summary have the meanings specified in the indentures.

General

        The senior debt securities will rank equally and ratably with our other unsecured and unsubordinated obligations. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt, including any senior debt securities, as described below under "Subordinated Indenture Provisions—Subordination." The debt securities will rank junior to all of our currently existing and future secured debt.

        We are not limited as to the amount of debt securities that we can issue under the indentures. We may issue debt securities under the indentures in one or more series, each with different terms, up to the aggregate principal amount which we may authorize from time to time. We also have the right to "reopen" a previous issue of a series of debt securities by issuing additional debt securities of such series. (Section 3.01).

        A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to that offering. In addition to stating whether the securities will be senior or subordinated, these terms will include some or all of the following:

  •
  the title and type of the debt securities;

  •
  the total principal amount of debt securities of that series that are authorized and outstanding as of the most recent date;

  •
  any limit on the total principal amount of the debt securities;

  •
  the price at which the debt securities will be issued;

  •
  the date or dates on which the principal of and premium, if any, on the debt securities will be payable;

  •
  the maturity date of the debt securities;

  •
  the minimum denominations in which the debt securities will be issued;

  •
  if the debt securities will bear interest;

  •
  the interest rate on the debt securities or the method of calculating the interest rate;

  •
  the date from which interest will accrue;

  •
  the record and interest payment dates for the debt securities;

  •
  the first interest payment date;

  •
  the place or places at which the principal or premium, if any, and interest, if any, on the debt securities will be paid;

  •
  any optional redemption provisions that would permit us or the holders of the debt securities to elect redemption of the debt securities prior to their final maturity;

  •
  any sinking fund or mandatory redemption or retirement provisions that would obligate us to redeem the debt securities prior to their final maturity;

  •
  the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars;

  •
  any provisions that would permit us or the holders of the debt securities to elect the currency or currencies in which the debt securities are paid;

  •
  the portion of the principal amount of the debt securities that will be payable upon declaration or acceleration of maturity of the debt securities (if other than the principal amount of the debt securities);

  •
  whether the provisions described under the heading "Defeasance of the Indentures and Securities" below apply to the debt securities;

  •
  whether the provisions of some or all of the covenants described under the heading "Restrictive Covenants" below apply to the debt securities;

  •
  any changes to or additional Events of Default (as defined under the heading "Event of Default" below) or covenants;

  •
  whether the debt securities will be issued in whole or in part in the form of global securities and, if so, the depositary for those global securities;

  •
  any special tax implications of the debt securities;

  •
  for the subordinated debt securities, whether the specific subordination provisions applicable to the subordinated debt securities are other than as set forth in the subordinated indenture;

  •
  whether the debt securities are convertible or exchangeable into our common stock or other equity securities and the terms and conditions upon which such conversion or exchange shall be effected; and

  •
  any other terms of the debt securities.

        If the purchase price of any debt securities is denominated in a foreign currency or composite currency, or if the principal of or any premium or interest on any debt securities is payable in a foreign currency or composite currency, we will include the restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the applicable foreign currency or composite currency in the applicable prospectus supplement.

        We may issue debt securities as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their principal amount and typically bearing no interest or interest at a rate which at the time of issuance is below market rates. An "Original Issue Discount Security" is any debt security which provides for an amount less than its principal amount to be due and payable upon a declaration of acceleration of its maturity. (Section 1.01). We will describe the federal income tax, accounting and other considerations relevant to any such Original Issue Discount Securities in the applicable prospectus supplement.

        The particular terms of a series of debt securities will be set forth in an officers' certificate or supplemental indenture, and described in the applicable prospectus supplement. We urge you to read the applicable indenture as supplemented by any officers' certificate or supplemental indenture that is applicable to you because that indenture, as supplemented, and not this section, defines your rights as a holder of the debt securities.

Restrictive Covenants

        The indentures contain certain restrictive covenants that apply, or may apply, to us and all of our Restricted Subsidiaries (as defined below). The covenants described below under "Restrictions on Liens" and "Restrictions on Sale and Leaseback Transactions" will not apply to a series of debt securities unless we specifically so provide in the applicable prospectus supplement. These covenants do not apply to any of our Subsidiaries that are not designated as Restricted Subsidiaries.

        You should carefully read the applicable prospectus supplement for the particular provisions of the series of debt securities being offered, including any additional restrictive covenants or Events of Default that may be included in the terms of such debt securities.

        Restrictions on Liens.    If the applicable prospectus supplement states that the covenant set forth in Section 5.03 of the indentures will be applicable to a series of debt securities, then we will be subject to a covenant providing that we will not, nor will we permit any Restricted Subsidiary (as defined below) to, create, incur, issue, assume or guarantee any debt for money borrowed (as used in this "Restrictive Covenants" section, "Debt") if such Debt is secured by a mortgage, pledge, lien, security interest or other encumbrance upon any Principal Property (as defined below) or on any shares of stock or indebtedness of any Restricted Subsidiary (whether such Principal Property, shares of stock or indebtedness are now owned or acquired in the future), without, in any such case, effectively providing that the debt securities and, at our option, any of our other indebtedness or guarantees or any indebtedness or guarantees of a Restricted Subsidiary ranking equally with the debt securities, will be secured equally and ratably with (or, at our option, prior to) such Debt. The foregoing restrictions do not apply to:

  (1)
  mortgages on property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

  (2)
  mortgages on property existing at the time of acquisition of such property and, in some instances, certain purchase money mortgages;

  (3)
  mortgages securing Debt owing by any Restricted Subsidiary to us or another Restricted Subsidiary;

  (4)
  mortgages on property of a corporation existing at the time such corporation is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Restricted Subsidiary;

  (5)
  mortgages in favor of any country or any political subdivision of any country, or any instrumentality thereof, to secure payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such mortgages; or

  (6)
  any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referenced in clauses (1) through (5) above, inclusive, or any mortgage existing at the respective date of the applicable indenture, provided that the principal amount of Debt secured at the time of such extension may not be increased, and the collateral which secures the same cannot be expanded.

        Notwithstanding these exceptions, we and one or more Restricted Subsidiaries may, without securing the debt securities, create, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that if, after giving effect to such Debt, the aggregate of such secured Debt then outstanding (not including secured Debt permitted under the foregoing exceptions) at such time does not exceed 10% of our consolidated shareowners' equity as of the end of the preceding fiscal year. (Section 5.03).

        Restrictions on Sale and Leaseback Transactions.    If the applicable prospectus supplement states that the covenant set forth in Section 5.04 of the indentures will be applicable to a series of debt securities, then we will be subject to the covenant providing that we will not, and we will not permit any Restricted Subsidiary to, enter into any lease, other than intercompany leases, longer than three years covering any Principal Property that is sold to any other person in connection with such lease unless:

  (1)
  we or such Restricted Subsidiary would be entitled, pursuant to "Restrictions on Liens" described above, to incur Debt secured by a mortgage on the Principal Property involved in an amount at least equal to the Attributable Debt (as defined below) without equally and ratably securing the debt securities provided that such Attributable Debt shall then be deemed to be Debt subject to the provisions of such restriction on liens;

  (2)
  since the respective date of the applicable indenture and within a period commencing twelve months prior to the consummation of the sale and leaseback transaction and ending twelve months after the consummation of such transaction, we or such Restricted Subsidiary has expended, or will expend, for the Principal Property an amount equal to (a) the net proceeds of such sale and leaseback transaction, and we elect to designate all of such amount as a credit against such transaction or (b) a part of the net proceeds of such sale and leaseback transaction, and we elect to designate such amount as a credit against such transaction and apply an amount equal to the remainder of the net proceeds as provided in clause (3) below; or

  (3)
  an amount equal to such Attributable Debt (less any amount elected under clause (2) above) is applied within 90 days of such lease to the retirement of Debt, other than intercompany Debt, which by its terms matures at, or is prepayable or extendible or renewable at the sole option of the obligor without requiring the consent of the obligee to, a date more than twelve months after the date of the creation of such Debt. (Section 5.04).

Consolidation, Merger and Sale

        The indentures generally provide that we may consolidate with or merge into any other corporation, or transfer or lease our properties and assets as an entirety or substantially as an entirety to any other corporation, if the corporation formed by or resulting from any such consolidation, into which we are merged or which shall have acquired or leased such properties and assets, shall, pursuant to a supplemental indenture, assume payment of the principal of (and premium, if any) and interest, if any, on the debt securities and the performance and observance of the covenants of the indentures. (Section 11.01).

        If upon (1) any consolidation or merger of us, or of us and any Subsidiary, with or into any other corporation or corporations, or upon the merger of another corporation into us, or (2) successive consolidations or mergers to which we or our successors shall be a party or parties, or (3) upon any sale or conveyance of our property, or the property of us and any Subsidiary, as an entirety or substantially as an entirety, any Principal Property or any shares of stock or Debt of any Restricted Subsidiary would then become subject to any mortgage, we will cause the debt securities, and at our option any other indebtedness of or guarantees by us or such Restricted Subsidiary ranking equally with the debt securities, to be secured equally and ratably with (or, at our option, prior to) any Debt secured thereby, unless such Debt could have been incurred without us being required to secure the debt securities equally or ratably with (or prior to) such Debt pursuant to "Restrictions on Liens" described above. (Section 11.01).

Certain Definitions

        As used in the indentures and this prospectus, the following definitions apply:

        "Attributable Debt" means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended). (Section 1.01).

        "Principal Property" means our manufacturing plants or facilities or those of a Restricted Subsidiary located within the United States of America (other than its territories and possessions) or Puerto Rico, except any such manufacturing plant or facility which our board of directors by resolution reasonably determines not to be of material importance to the total business conducted by us and our Restricted Subsidiaries. (Section 1.01).

        "Restricted Subsidiary" means any Subsidiary (1) substantially all of the property of which is located, or substantially all of the business of which is carried on, within the United States of America (other than its territories and possessions) or Puerto Rico and (2) which owns or is the lessee of any Principal Property, but does not include any Subsidiary primarily engaged in financing activities, primarily engaged in the leasing of real property to persons other than us and our Subsidiaries, or which is characterized by us as a temporary investment. The terms "Restricted Subsidiary" does not include Coca-Cola Financial Corporation, The Coca-Cola Trading Company LLC, 55th & 5th Avenue Corporation, Bottling Investments Corporation or ACCBC Holding Company, and their respective Subsidiaries. (Section 1.01).

        "Subsidiary" means a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by us or one or more other Subsidiaries, or by us and one or more other Subsidiaries. (Section 1.01).

        "Voting Stock" means stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of said corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency). (Section 1.01).

Event of Default

        "Event of Default," when used in the indentures with respect to any series of debt securities, means any of the following events:

  •
  default for 30 days in payment of any interest on such series;

  •
  default in payment of any principal of or premium, if any, on such series;

  •
  default in payment of any sinking fund installment for such series;

  •
  default for 90 days after written notice in performance of any other covenant in the indentures (other than a covenant or agreement included in the indentures solely for the benefit of holders of debt securities of any series other than that series);

  •
  certain events of bankruptcy, insolvency or reorganization; or

  •
  any other Event of Default provided with respect to that series. (Section 7.01).

        The indentures require us to deliver annually to the trustee an officers' certificate, in which certain of our officers certify whether or not they have knowledge of any default in our performance of the covenants described. (Section 5.07).

        If an Event of Default shall occur and be continuing with respect to the debt securities of any series, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, if the debt securities of such series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the applicable prospectus supplement for such series) of all the debt securities of such series and the interest accrued thereon to be due and payable. (Section 7.02). The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of such series (or, in the case of certain Events of Default pertaining to all outstanding debt securities, with the consent of holders of a majority in aggregate principal amount of all the debt securities then outstanding acting as one class) may waive any Event of Default with respect to a particular series of debt securities, except an Event of Default in the payment of principal of or any premium or interest on any debt securities of such series or in respect of a covenant or provision of the indentures which, under the terms thereof, cannot be modified or amended without the consent of the holders of each outstanding debt security of such series. (Section 7.11). See "Modifications of the Indentures" below.

        Subject to the provisions of the indentures relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee is under no obligation to exercise any of the rights or powers under the indentures at the request, order or direction of any of the holders of debt securities of any series, unless such securityholders shall have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by such exercise. (Section 8.02). Subject to such provisions for the indemnification of the trustee and certain limitations contained in the indentures, the holders of a majority in aggregate principal amount of all debt securities of such series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. (Section 7.10).

        If any debt securities are denominated in a foreign currency or composite currency, then for the purposes of determining whether the holders of the requisite principal amount of debt securities have taken any action as herein described, the principal amount of such debt securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency or composite currency in which such debt securities are denominated (as determined by us or an authorized exchange rate agent and evidenced to the trustee) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the trustee as provided in the indentures. (Section 14.10).

Modifications of the Indentures

        We and the trustee may modify and amend the indentures with the consent of the holders of not less than a majority in aggregate principal amount then outstanding of any series of the debt securities affected by such modification or amendment. However, we may not, without the consent of the holders of each debt security so affected:

  •
  extend the fixed maturity of such series of debt securities;

  •
  reduce the principal amount of such series of debt securities;

  •
  reduce the rate or extend the time of payment of interest on such series of debt securities;

  •
  impair or affect the right of any securityholder to institute suit for payment of principal or interest or change the coin or currency in which the principal of or interest on such series of debt securities is payable; or

  •
  reduce the percentage of aggregate principal amount of debt securities of such series from whom consent is required to modify the indentures. (Section 10.02).

        In addition, under our subordinated indenture, without the consent of each holder of each debt security so affected, we may not modify the provisions of the subordinated indenture with respect to subordination of the debt securities in a manner adverse to the holders.

        We and the trustee may modify and amend the indentures without the consent of any holders of debt securities to:

  •
  provide for security for the debt securities;

  •
  evidence the assumption of our obligations under the applicable indenture by a successor;

  •
  add covenants that would benefit holders of any debt securities;

  •
  cure any ambiguity, omission, defect or inconsistency;

  •
  change or eliminate any of the provisions of the indentures so long as such change or elimination becomes effective only when there are no securities created prior to the execution of the supplemental indenture then outstanding which are entitled to the benefit of such provision;

  •
  provide for a successor trustee; or

  •
  make such provisions as may be necessary or advisable in order to comply with the withholding provisions of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder. (Section 10.01).

Defeasance of the Indentures and Securities

        Unless the applicable prospectus supplement states otherwise, the indentures provide that we will be deemed to have paid and discharged the entire indebtedness on the debt securities of any series, and our obligations under the indentures with respect to the debt securities of such series (other than certain specified obligations, such as the obligations to maintain a security register pertaining to transfer of the debt securities, to maintain a paying agency office, and to replace stolen, lost or destroyed debt securities) will cease to be in effect, from and after the date that we deposit with the trustee, in trust:

  •
  money in the currency or composite currency in which the debt securities of such series are denominated; or

  •
  U.S. Government Obligations, in the case of debt securities denominated in dollars, or obligations issued or guaranteed by the government which issued the currency in which the debt securities of such series are denominated, in the case of debt securities denominated in foreign currencies, which through the payment of interest and principal in accordance with their terms will provide money in the currency in which the debt securities of such series are denominated; or

  •
  a combination thereof,

which is sufficient to pay and discharge the principal and premium, if any, and interest, if any, to the date of maturity on or the redemption date of, such series of debt securities. (Sections 12.01 and 12.02). In the event of any such defeasance, holders of such debt securities would be able to look only to such trust fund for payment of principal (and premium, if any) and interest, if any, on their debt securities until maturity.

        Such defeasance may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the money, U.S. Government Obligations or other obligations held in the trust. In that case, holders of such debt securities may recognize gain or loss as if the trust obligations or the money, U.S. Government Obligations or other obligations deposited, as the case may be, had actually been received by them in exchange for their debt securities. Such holders thereafter might be required to include in income a different amount than would be includable in the absence of defeasance. We encourage prospective investors to consult with their own tax advisors as to the specific consequences of defeasance.

Denominations

        Unless the applicable prospectus supplement states otherwise, the debt securities will be issued only in registered form without coupons, in U.S. dollars in denominations of $1,000 or any integral multiples of $1,000. We will issue a book-entry security equal to the aggregate principal amount of outstanding debt securities of the series represented by such book-entry security. We will specify the denominations of a series of debt securities denominated in a foreign currency or composite currency in the applicable prospectus supplement. (Sections 3.02 and 3.03).

Registration and Transfer

        You may exchange any certificated securities of any series for other certificated securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. Upon payment of any taxes and other governmental charges as described in the indentures, you may present certificated securities for registration of transfer (with the form of transfer duly executed), without a service charge, at the office of the securities registrar or at the office of any transfer agent that we designate for such purpose and reference in the applicable prospectus supplement with respect to any series of debt securities. Subject to its satisfaction with the documents of title and identity of the person making the request, the securities registrar or such transfer agent, as the case may be, will effect such transfer or exchange.

        We have initially appointed the trustee as securities registrar under the indentures. (Section 3.05). If the prospectus supplement refers to any transfer agent in addition to the securities registrar initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that we will be required to maintain a transfer agent in the borough of Manhattan, the city of New York, for such series. We may at any time designate additional transfer agents with respect to any series of debt securities. (Section 5.02).

        In the event of any partial redemption in part of a series of debt securities, we will not be required to (1) issue securities of such series, register the transfer of securities of such series or exchange debt securities of such series during a period beginning at the opening of business 15 days before the mailing date of a notice of redemption of such debt securities of that series selected to be redeemed and ending at the close of business on such mailing date or (2) register the transfer or exchange of any debt security, or portion of any such debt security, that is called for redemption, except the unredeemed portion of any debt security being redeemed in part. (Section 3.05).

Payment and Paying Agents

        Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium and interest on debt securities at the office of the paying agent or paying agents as we may designate from time to time. However, at our option we may pay any interest by check mailed or delivered to the address of the person entitled to such payment as it appears in the securities register. (Section 2.02). Unless the applicable prospectus supplement states otherwise, we will pay any installment of interest on debt securities to the person in whose name the debt security is registered at the close of business on the regular record date for such interest payment. (Section 3.07). Payments of any interest on the debt securities may be subject to the deduction of applicable withholding taxes. (Section 5.01).

        Unless the applicable prospectus supplement states otherwise, the principal office of the trustee in the city of New York is designated as our paying agent for payments with respect to debt securities. Any other paying agents that we may designate at the time of the offering and issuance of a series of debt securities will be named in the related prospectus supplement. With regard to any series, we may at any time designate additional paying agents, rescind the designation of any paying agents or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in the borough of Manhattan in the city of New York. (Section 5.02).

        The trustee or any paying agent for the payment of principal of or interest on any debt security will repay to us all moneys paid by us which remain unclaimed at the end of two years after such principal or interest shall have become due and payable, and, after such repayment occurs, the holder of the applicable debt security will be entitled to look only to us for payment. (Section 12.04).

Concerning the Trustee

        Deutsche Bank Trust Company Americas, as successor to Bankers Trust Company, New York, New York, is the trustee under the senior indenture and has agreed to act as trustee under the subordinated indenture. We maintain banking relationships in the ordinary course of business with affiliates of Deutsche Bank Trust Company Americas, and affiliates of Deutsche Bank Trust Company Americas have entered into foreign currency transactions with us, serve as fiscal agents for certain of our outstanding obligations and have provided back-up lines of credit for our commercial paper.

Book-Entry Delivery and Settlement

  Global Notes

        We will issue any debt securities in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of the Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC.

  DTC, Clearstream and Euroclear

        Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, societe anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their U.S. depositaries, which in turn will hold such interests in customers' securities accounts in the U.S. depositaries' names on the books of DTC.

        DTC has advised us that:

  •
  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act.

  •
  DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom, and/or their representatives, own DTC.

  •
  DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation ("DTCC"). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

  •
  Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

        Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

        Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./ N.V., which we refer to as the Euroclear Operator. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

        We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

        We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

        We expect that under procedures established by DTC:

  •
  upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

  •
  ownership of the debt securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

        The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the debt securities represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in debt securities represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC's system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

        So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the debt securities represented by that global note for all purposes under the indenture and under the debt securities. Except as provided below, owners of beneficial interests in a global note will not be entitled to have debt securities represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the applicable indenture or under the debt securities for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of debt securities under the applicable indenture or a global note.

        Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of debt securities by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the debt securities.

        Payments on the debt securities represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the debt securities represented by a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

        Distributions on the debt securities held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

        Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

        Distributions on the debt securities held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

  Clearance and Settlement Procedures

        Initial settlement for the debt securities will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

        Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the debt securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

        Because of time-zone differences, credits of the debt securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the debt securities settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the debt securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

        Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the debt securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

  Certificated Notes

        Individual certificates in respect of any debt securities will not be issued in exchange for the global notes, except in very limited circumstances. We will issue or cause to be issued certificated notes to each person that DTC identifies as the beneficial owner of the debt securities represented by a global note upon surrender by DTC of the global note if:

  •
  DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

  •
  an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

  •
  we determine not to have the debt securities of such series represented by a global note.

        Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the debt securities. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Subordinated Indenture Provisions

        The subordinated debt securities will be issued under the subordinated indenture. The subordinated debt securities will rank on an equal basis with certain of our other subordinated debt that may be outstanding from time to time and will rank junior to all of our senior debt, as defined below, including any senior debt securities that may be outstanding from time to time.

        Subordination.    If we issue subordinated debt securities, the aggregate principal amount of senior debt outstanding as of a recent date will be set forth in the applicable prospectus supplement. Neither the senior nor the subordinated indenture restricts the amount of senior debt that we may incur.

        Holders of subordinated debt securities should recognize that contractual provisions in the subordinated indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate and junior in right of payment, to the extent and in the manner stated in the subordinated indenture or any supplement thereto to all of our senior debt, including all debt securities we have issued and will issue under the senior indenture.

        As used in the subordinated indenture and this prospectus, the term "senior debt" means the principal, premium, if any, unpaid interest and all fees and other amounts payable in connection with any debt for money borrowed other than (1) debt incurred (a) with respect to certain elections under the federal bankruptcy code, (b) debt to our subsidiaries, (c) debt to our employees, (d) tax liability, and (e) certain trade payables, (2) all obligations under interest rate, currency and commodity swaps, caps, floors, collars, hedge arrangements, forward contracts or similar agreements and (3) renewals, modifications and refunds of any such debt.

        Unless otherwise indicated in the applicable prospectus supplement, we may not pay principal of, premium, if any, or interest on any subordinated debt securities or defease, purchase, redeem or otherwise retire such securities if:

  •
  a default in the payment of any principal, or premium, if any, or interest on any senior debt, occurs and is continuing or any other amount owing in respect of any senior debt is not paid when due; or

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  any other default occurs with respect to any senior debt and the maturity of such senior debt is accelerated in accordance with its terms,

unless and until such default in payment or event of default has been cured or waived and any such acceleration is rescinded or such senior debt has been paid in full in cash.

        If there is any payment or distribution of our assets to creditors upon a total or partial liquidation or a total or partial dissolution or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of all present and future senior debt (which will include interest accruing after, or which would accrue but for, the commencement of any bankruptcy, reorganization, insolvency, receivership or similar proceeding) are entitled to receive payment in full before any payment or distribution, whether in cash, securities or other property, in respect of the subordinated indebtedness. In addition, unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior debt, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior debt is paid in full.

        After payment in full of all present and future senior debt, holders of subordinated debt securities will be subrogated to the rights of any holders of senior debt to receive any further payments or distributions that are applicable to the senior debt until all the subordinated debt securities are paid in full. The subordinated indenture provides that the foregoing subordination provisions may not be changed in a manner which would be adverse to the holders of senior debt without the consent of the holders of such senior debt.

        The prospectus supplement delivered in connection with the offering of a series of subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

        If the trustee under the subordinated indenture or any holders of the subordinated debt securities receive any payment or distribution that is prohibited under the subordination provisions, then the trustee or the holders will have to repay that money to the holders of the senior debt.

        Even if the subordination provisions prevent us from making any payment when due on the subordinated debt securities of any series, we will be in default on our obligations under that series if we do not make the payment when due. This means that the trustee under the subordinated indenture and the holders of that series can take action against us, but they will not receive any money until the claims of the holders of senior debt have been fully satisfied.

DESCRIPTION OF CAPITAL STOCK

        Set forth below is a summary description of the material terms of our capital stock. For more information, please see our restated certificate of incorporation, as amended.

Description of Common Stock

        We may issue shares of our common stock, either separately or together with other securities offered pursuant to this prospectus. Under our restated certificate of incorporation, as amended, we are authorized to issue up to 11,200,000,000 shares of our common stock, par value $0.25 per share, of which 4,312,959,416 shares were issued and outstanding as of October 24, 2016. You should read the applicable prospectus supplement relating to an offering of shares of our common stock, or of securities convertible, exchangeable or exercisable for shares of our common stock, for the terms of such offering, including the number of shares of common stock offered, the initial offering price and market prices and dividend information relating to our common stock.

        The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of shareowners. Each share of our common stock outstanding is entitled to participate equally in any distribution of net assets made to the shareowners in the liquidation, dissolution or winding up of our Company and is entitled to participate equally in dividends as and when declared by our board of directors. There are no redemption, sinking fund, conversion or preemptive rights with respect to the shares of our common stock. All shares of our common stock have equal rights and preferences. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of holders of shares of any series of our preferred stock that we may designate and issue in the future.

Description of Preferred Stock

        Our restated certificate of incorporation, as amended, authorizes our board of directors to issue, from time to time, up to 100,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, subject to certain limitations prescribed by law. There are no preferred shares issued and outstanding as of the date of this prospectus. Our board of directors is authorized to establish from time to time the number of shares to be included in any series of preferred stock, and to fix the designation, powers, preferences, and rights of the shares of such series and any qualifications, limitations or restrictions thereof.

        The specific terms of any preferred stock to be sold under this prospectus will be described in the applicable prospectus supplement. If so indicated in such prospectus supplement, the terms of the preferred stock offered may differ from the general terms set forth below. Unless otherwise specified in the prospectus supplement relating to the preferred stock offered thereby, each series of preferred stock offered will rank equal in right of payment to all other series of our preferred stock, and holders thereof will have no preemptive rights. The preferred stock offered will, when issued, be fully paid and nonassessable.

        You should read the applicable prospectus supplement for the terms of the preferred stock offered. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

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  the title and stated value of the preferred stock;

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  the number of shares of the preferred stock offered;

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  the liquidation preference and the offering price of the preferred stock;

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  the dividend rates of the preferred stock and/or methods of calculation of such dividends;

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  periods and/or payment dates for the preferred stock dividends;

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  whether dividends on the preferred stock are cumulative;

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  the liquidation rights of the preferred stock;

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  the procedures for any auction and remarketing, if any, of the preferred stock;

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  the sinking fund provisions, if applicable, for the preferred stock;

  •
  the redemption provisions, if applicable, for the preferred stock;

  •
  whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

  •
  whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

  •
  whether the preferred stock will be listed on any securities exchange;

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  whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

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  any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

        Our authorized shares of common stock and preferred stock are available for issuance without further action by our shareowners, unless such action is required by applicable law or the rules of the stock exchange or automated quotation system on which our securities may be listed or trade. If the approval of our shareowners is not required for the issuance of shares of our common stock or preferred stock, our board of directors may determine to issue shares without seeking shareowners' approval.

        Our board of directors could issue a series of preferred stock that could, depending on the terms of such series, delay, defer or prevent a change in control of our Company. Our board of directors would make any determination to issue such shares based on its judgment as to the best interests of our Company and our shareowners. Our board of directors, in so acting, could issue preferred stock having terms that could discourage an attempt to acquire our Company, including tender offers or other transactions that some, or a majority, of our shareowners might believe to be in their best interests, or in which our shareowners might receive a premium for their stock over the then current market price of such stock.

Certain Anti-takeover Matters

        Our restated certificate of incorporation, as amended, and by-laws contain provisions that may make it more difficult for a potential acquirer to acquire us by means of a transaction that is not negotiated with our board of directors. These provisions and General Corporation Law of the State of Delaware, or the "DGCL," could delay or prevent entirely a merger or acquisition that our shareowners consider favorable. These provisions may also discourage acquisition proposals or have the effect of delaying or preventing entirely a change in control, which could harm our stock price. Our board of directors is not aware of any current effort to accumulate shares of our common stock or to otherwise obtain control of our Company and does not currently contemplate adopting or recommending the approval of any other action that might have the effect of delaying, deterring or preventing a change in control of our Company.

        Following is a description of the anti-takeover effects of certain provisions of our restated certificate of incorporation, as amended, and of our by-laws.

        No cumulative voting.    The DGCL provides that stockholders of a Delaware corporation are not entitled to the right to cumulate votes in the election of directors unless its certificate of incorporation, as amended, provides otherwise. Our restated certificate of incorporation, as amended, does not provide for cumulative voting.

        Calling of special meetings of shareowners.    Our by-laws provide that special meetings of our shareowners may be called only by or at the direction of our board of directors, the chairman of our board of directors, our chief executive officer or by our secretary if appropriately requested by a person (or group of persons) beneficially owning at least a twenty-five percent (25%) "net long position" of the Company's outstanding shares of common stock.

        Advance notice requirements for shareowner proposals and director nominations.    Our by-laws provide that shareowners seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareowners or a shareowner requested special meeting of shareowners must provide timely notice of their proposal in writing to our corporate secretary.

        Generally, to be timely, a shareowner's notice regarding an annual meeting of shareowners must be received at our principal executive offices not less than 120 days prior to the first anniversary of the previous year's annual meeting. Our by-laws also specify requirements as to the form and content of a shareowner's notice. These provisions may impede shareowners' ability to bring matters before an annual meeting of shareowners, a shareowner requested special meeting of shareowners or make nominations for directors.

        Limitations on liability and indemnification of officers and directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. Our restated certificate of incorporation, as amended, includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty in such capacity, except for liability:

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  for any breach of the director's duty of loyalty to us or our shareowners;

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  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

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  for any transaction from which the director derived any improper personal benefit.

        Our restated certificate of incorporation, as amended, further provides, that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

        We are also expressly authorized to carry directors' and officers' insurance for the benefit of our directors, officers, employees and agents. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in the restated certificate of incorporation, as amended, and the by-laws may discourage our shareowners from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareowners. In addition, the shareowner's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        Board authority to amend by-laws.    Under the by-laws, our board of directors has the authority to adopt, amend or repeal the by-laws without the approval of our shareowners. However, the holders of common stock will also have the right to initiate on their own, with the affirmative vote of a majority of the shares outstanding and without the approval of our board of directors, proposals to adopt, amend or repeal the by-laws.

        General Corporation Law of the State of Delaware.    We are a Delaware corporation that is subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain "business combinations" with any "interested stockholder" for a three-year period following the time that the stockholder became an interested stockholder unless:

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  prior to such time, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding certain shares; or

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  at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with that person's affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

        Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three year period. The provisions of Section 203 may encourage any entity interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in such entity becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions involving our Company that our shareowners may otherwise deem to be in their best interests.

Listing

        Our common stock is listed and traded on the New York Stock Exchange under the symbol "KO."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is P.O. Box 43070, Providence, RI 02940-3070 and its telephone number is (888) 265-3747.

 DESCRIPTION OF WARRANTS

        This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered by that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

        We may issue warrants to purchase debt or equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

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  the title of the warrants;

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  the price or prices at which the warrants will be issued and the currency or composite currency you may use to purchase the warrants;

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  the designation, amount and terms of the securities for which the warrants are exercisable;

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  the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

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  if applicable, the principal amount of debt securities you may purchase upon exercise of each debt warrant and the price and currency or composite currency or other consideration (which may include debt securities) you may use to purchase such principal amount of debt securities upon such exercise;

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  the aggregate number of warrants;

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  any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

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  the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

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  the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

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  a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

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  the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

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  the maximum or minimum number of warrants that may be exercised at any time;

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  the terms of any mandatory or option redemption by us;

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  the identity of the warrant agent;

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  information with respect to book-entry procedures, if any; and

  •
  any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES

        This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

General

        We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.

        The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.

        Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.

        If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.

Withdrawal of Shares

        Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.

Conversion, Exchange and Redemption

        If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

Voting the Preferred Stock

        When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder's depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.

Amendment and Termination of the Deposit Agreement

        We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (1) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (2) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.

        We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

  •
  the depositary has redeemed all related outstanding depositary shares;

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  all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

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  we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.

Reports and Obligations

        The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation, as amended, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses

        We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.

Resignation and Removal of Depositary

        At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

 DESCRIPTION OF PURCHASE CONTRACTS

        This section describes the general terms and provisions of the purchase contracts. The applicable prospectus supplement will describe the specific terms of the purchase contracts offered by that prospectus supplement and any general terms outlined in this section that will not apply to those purchase contracts.

        We may issue purchase contracts for the purchase or sale of:

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  debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

  •
  currencies; or

  •
  commodities.

        Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

        The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness.

 PLAN OF DISTRIBUTION

        We may sell the securities being offered hereby in one or more of the following ways from time to time:

  •
  to underwriters or dealers for resale to the public or to other purchasers;

  •
  directly to one or more purchasers;

  •
  through agents; or

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  through a combination of any of these methods of sale.

        We will disclose in the applicable prospectus supplement any required information with respect to the selling stockholders, if any.

        If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

  •
  at a fixed price or prices, which may be changed from time to time;

  •
  in "at the market offerings" within the meaning of Rule 415(a)(4) under the Securities Act;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        For each series of securities, the applicable prospectus supplement will set forth the terms of the offering of the securities, which may include:

  •
  the initial public offering price;

  •
  the method of distribution, including the names of any underwriters, dealers or agents;

  •
  the purchase price of the securities;

  •
  our net proceeds from the sale of securities by us;

  •
  any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

  •
  any discounts or concessions allowed or reallowed or repaid to dealers; and

  •
  the securities exchanges on which the securities will be listed, if any.

        If we use underwriters in the sale, they will buy the securities for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters may be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.

        If we use dealers in the sale, we will sell securities to such dealers as principals. The dealers may then resell the securities in one or more transactions at a fixed offering price or at varying prices to be determined by such dealers at the time of resale. If we use agents in the sale, they may use their reasonable best efforts to solicit purchases for the period of their appointment. If we sell directly, no underwriters would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.

        Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.

        We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

        Unless otherwise specified in the applicable prospectus supplement, we will not list any securities (other than our common stock) on any exchange. The underwriters, if any, of the securities may make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities.

 LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements for the year ended December 31, 2015, included in our Current Report on Form 8-K dated October 27, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus. Our consolidated financial statements are, and our audited financial statements to be included in subsequently filed documents will be, incorporated by reference in this prospectus in reliance on the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission), given on the authority of Ernst & Young LLP as experts in accounting and auditing.